Exhibit (d)(72)

AMENDMENT THREE

DATED JUNE 1, 2013 TO

INVESTMENT SUB-ADVISORY AGREEMENT

for MassMutual Premier Capital Appreciation Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and OppenheimerFunds, Inc. (the “Sub-Adviser”) entered into an Investment Sub-Advisory Agreement (the “Agreement”), effective as of December 31, 2004, relating to the MassMutual Premier Capital Appreciation Fund (“the Fund”), a series of the MassMutual Premier Funds (“the Trust”);

WHEREAS, Section 20 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties; and

WHEREAS, MassMutual and the Sub-Adviser desire to amend the compensation of the Sub-Adviser as described in the Agreement;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Section 6(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

MassMutual agrees to pay the Sub-Adviser and the Sub-Adviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee paid monthly, in arrears, at the annual rate of .40% of the first $75 million of the average daily net assets of the Fund under management by the Sub-Adviser, .35% on the next $200 million of the average daily net assets, .30% on the next $250 million of the average daily net assets, and .25% on any excess over $525 million, determined at the close of the New York Stock Exchange on each day that the Exchange is open for trading. MassMutual shall pay the Sub-Adviser such fee not later than the tenth (10th) business day immediately following the end of each calendar month.

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE
INSURANCE COMPANY

By:	/s/ Eric Wietsma
Name: Eric Wietsma
Title: Senior Vice President

OPPENHEIMERFUNDS, INC.

By:	/s/ Mark Santero
	Name:	Mark Santero
	Title:	Senior Vice President,
OppenheimerFunds Distributor, Inc.
By delegated authority

Accepted and Agreed to by:

MASSMUTUAL PREMIER FUNDS

on behalf of MassMutual Premier Capital Appreciation Fund

By:	/s/ Nicholas Palmerino
Name: Nicholas Palmerino
Title: CFO and Treasurer